JPMorgan Chase Financial Company LLC Fully and Unconditionally Guaranteed by JPMorgan Chase & Co. Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement Nos. 333-270004 and 333-270004-01

Market Linked Securities— Leveraged Upside Participation with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Technology Select Sector SPDR® Fund, the Energy Select Sector SPDR® Fund, the Health Care Select Sector SPDR® Fund and the Consumer Staples Select Sector SPDR® Fund due December 3, 2026

Fact Sheet dated November 10, 2025 to Preliminary Pricing Supplement dated November 7, 2025

Summary of Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & C0.
Funds:	Technology Select Sector SPDR® Fund, Energy Select Sector SPDR® Fund, Health Care Select Sector SPDR® Fund and Consumer Staples Select Sector SPDR® Fund
Pricing Date[1]:	November 21, 2025
Issue Date[1]:	November 26, 2025
Calculation Day[1,2]:	November 30, 2026
Stated Maturity Date[1,2]:	December 3, 2026
Principal Amount:	$1,000 per security (100% of par)
Maturity Payment Amount:

•  If the ending price of the lowest performing Fund is greater than its starting price:

$1,000 + ($1,000 × fund return of the lowest performing Fund × upside participation rate);

•  If the ending price of the lowest performing Fund is less than or equal to its starting price, but greater than or equal to its threshold price:

$1,000 + ($1,000 × absolute value return of the lowest performing Fund); or

•  If the ending price of the lowest performing Fund is less than its threshold price:

$1,000 + [$1,000 × (fund return of the lowest performing Fund + buffer amount)]

Lowest Performing Fund:	The Fund with the lowest fund return
Upside Participation Rate:	At least 156.20% (to be provided in the pricing supplement)
Absolute Value Return:	For each Fund, the absolute value of its fund return
Starting Price:	For each Fund, its fund closing price on the pricing date
Ending Price:	For each Fund, its fund closing price on the calculation day
Buffer Amount:	15%
Threshold Price:	For each Fund, 85% of its starting price
Fund Return:	For each Fund, (ending price – starting price) / starting price
Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”)
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP:	48136LJM2
Fees and Commissions:	Up to 2.325% for Wells Fargo Securities, LLC (“WFS”); WFS has advised us that dealers, including Wells Fargo Advisors (“WFA”), may receive 1.75% of WFS’s fee, and WFA may also receive a distribution expense fee of 0.075%. In addition, with respect of certain securities sold in this offering, JPMS may pay a fee of up to 0.20% to selected dealers in consideration for marketing and other services in connection with the distribution of the securities to other dealers.

Summary of Terms (continued)

Tax Considerations:	See the preliminary pricing supplement.
[1] Subject to change [2] Subject to postponement

Hypothetical Payout Profile*

156.20% of fund return of the lowest performing Fund
100% of the absolute value return of the lowest performing Fund for decrease of not more than 15%
-15%
100%
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return at Maturity
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Fund Return of the Lowest Performing Fund at Maturity
Hypothetical Security Return
Hypothetical Fund Return of the Lowest Performing Fund

*Assumes an upside participation rate equal to the minimum upside participation rate.

If the ending price of the lowest performing Fund is less than its threshold price, you will have 1-to-1 downside exposure to the decrease in the price of that Fund in excess of the buffer amount, and you will lose some, and possibly up to 85%, of the principal amount of your securities at maturity.

The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

If the securities priced on the date of the accompanying preliminary pricing supplement, the estimated value of the securities would be approximately $958.90 per security. The estimated value of the securities, when the terms of the securities are set, will be provided in the pricing supplement and will not be less than $920.00 per security. See “The Estimated Value of the Securities” in the preliminary pricing supplement for additional information.

Preliminary Pricing Supplement:
http://www.sec.gov/Archives/edgar/data/19617/
000121390025107745/ea0264652-01_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” in the accompanying prospectus supplement and the accompanying product supplement, Annex A to the accompanying prospectus addendum and “Selected Risk Considerations” in the accompanying preliminary pricing supplement.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

THIS FACT SHEET DOES NOT PROVIDE ALL OF THE INFORMATION THAT AN INVESTOR SHOULD CONSIDER PRIOR TO MAKING AN INVESTMENT DECISION. This fact sheet should be read in conjunction with the accompanying preliminary pricing supplement, prospectus, prospectus supplement, prospectus addendum, product supplement and underlying supplement.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement, the “Risk Factors” sections in the accompanying prospectus supplement and product supplement and Annex A to the accompanying prospectus addendum. Please review the risk disclosure carefully.

•     If the Ending Price of the Lowest Performing Fund Is Less Than Its Threshold Price, You Will Lose Up to 85% of the Principal Amount of Your Securities at Maturity.

•     Your Potential for a Positive Return from Depreciation of the Lowest Performing Fund Is Limited.

•     The Securities Are Subject to the Credit Risks of JPMorgan Financial and JPMorgan Chase & Co.

•     As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Has Limited Assets.

•     You Are Exposed to the Risk of Decline in the Price of Each Fund.

•     Your Maturity Payment Amount Will Be Determined by the Lowest Performing Fund.

•     You Will Be Subject to Risks Resulting from the Relationship Among the Funds.

•     No Interest or Dividend Payments or Voting or Other Rights

•     Lack of Liquidity

•     The Final Terms and Estimated Valuation of the Securities Will Be Provided in the Pricing Supplement.

•     The U.S. Federal Tax Consequences of the Securities Are Uncertain, and May Be Adverse to a Holder of the Securities.

•     Potential Conflicts

•     The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities.

•     The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates.

•     The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate.

•     The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period.

•     Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities.

•     Many Economic and Market Factors Will Impact the Value of the Securities.

•     There Are Risks Associated with the Funds.

•     The Performance and Market Value of Each Fund, Particularly During Periods of Market Volatility, May Not Correlate with the Performance of that Fund’s Fund Underlying Index As Well As the Net Asset Value Per Share.

•     The Securities Are Subject to Risks Associated with the Technology Sector with Respect to the Technology Select Sector SPDR® Fund.

•     The Securities Are Subject to Risks Associated with the Energy Sector with Respect to the Energy Select Sector SPDR® Fund.

•     The Securities Are Subject to Risks Associated with the Health Care Sector with Respect to the Health Care Select Sector SPDR® Fund.

•     The Securities Are Subject to Risks Associated with the Consumer Staples Sector with Respect to the Consumer Staples Select Sector SPDR® Fund.

•     The Anti-Dilution Protection Is Limited and May Be Discretionary.

•     The Maturity Payment Amount Will Depend upon the Performance of Each Fund and Therefore the Securities Are Subject to the Risks Associated with Each Fund, Each as Discussed in the Accompanying Preliminary Pricing Supplement and Product Supplement.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.

As used in this fact sheet, “we,” “us” and “our” refer to JPMorgan Financial Company LLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.